EXHIBIT 21.1

SUBSIDIARIES OF GOLDEN MATRIX GROUP, INC.

Name	Place of Organization	Ownership
Global Technology Group Pty Ltd	Sydney, New South Wales, Australia	100% Owned
RKingsCompetitions Ltd	Northern Ireland	100% Owned
Golden Matrix MX, S.A. DE C.V.	Mexico	99.99% Owned
GMG Assets Limited	Northern Ireland	100% Owned
Golden Matrix (IOM) Limited	Isle of Man	100% Owned
Classics Holdings Co. Pty Ltd	Australia	80% Owned
Classics For A Cause Pty Ltd	Australia	80% Owned
Društvo Sa Ograničenom Odgovornošću Golden Matrix Group Beograd-Novi Beograd	Serbia	100% Owned
Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd	Serbia	100% Owned
Meridian Tech d.o.o. Banja Luka	Bosnia	100% Owned
Meridian Bet d.o.o. Brcko	Bosnia	100% Owned
Meridian Tech (PYT) LTD	South Africa	100% Owned
Meridianbet Brasil Ltda	Brazil	100% Owned
Meridian Gaming Brasil SPE Ltda	Brazil	70% Owned
Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica	Montenegro	100% Owned
Meridian Worldwide CY Limited	Cyprus	100% Owned
Bit Tech Ltd	Tanzania	100% Owned
Meridian Gaming Holdings Ltd	Malta	100% Owned
Meridian Gaming Ltd	Malta	100% Owned
Mybestodds BV	Belgium	100% Owned
Meridian Gaming Peru S.A.C.	Peru	100% Owned
Global Meridian Gaming N.V.	Curacao	100% Owned
Fair Champions Meridian Ltd	Cyprus	51% Owned
Meridian Global Consulting d.o.o.	Montenegro	100% Owned
Expanse Studios d.o.o.	Serbia	100% Owned
Media Games Malta Ltd.	Malta	100% Owned
Meridian Gaming (Cy) Ltd	Cyprus	100% Owned
Meridian Tech NV LLC	U.S.	100% Owned

 * Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Golden Matrix Group, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a “significant subsidiary.” The list above is as of March 24, 2025.